UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 15, 2003

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27915	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

2150 West Washington Street, Suite 110

San Diego, California 92110

(Address of principal executive offices)

(619) 226-6738

(Registrant’s telephone number)

ITEM 5. OTHER EVENTS

On May 5, 2003, Molecular Imaging Corporation (the “Company”) consummated a transaction in which it refinanced and modified the terms of three equipment leases formerly held by FINOVA Capital Corporation (“Finova”). Under the terms of the transaction, Finova assigned the three equipment leases to Ascendiant PET Partners-I, LLC (“Ascendiant”), and Ascendiant and the Company entered into an equipment lease modification agreement to modify certain terms of the leases. Prior to the assignment and modification, the terms of the leases had restricted the use of cash and accounts receivable; contained financial ratio covenants; and required the personal guarantee of the Company’s chief executive officer. These leases had previously been in default because of the Company’s failure to meet a required debt service coverage ratio. The modified provisions of the leases contain no restrictions on the use of cash; do not contain any financial ratio covenants; and do not require any personal guarantee. As a result, the default on these leases has been released. As part of the transaction, Ascendiant also agreed to modify the terms of the accompanying security agreement assigned to Ascendiant by releasing certain collateral of the Company relating to the Company’s ownership of limited liability companies and other joint venture entities. Under the terms of the transaction, Ascendiant provided the Company a bridge loan in the amount of $220,000.00. The bridge loan was repaid by the Company in its entirety from the proceeds of the Meridian financing described below. In connection with this transaction, the Company also agreed to issue to Ascendiant Capital Group, LLC, an affiliate of Ascendiant, warrants to purchase 100,000 shares of common stock at an exercise price of $0.20 per share, expiring in three years.

On May 12, 2003, the Company entered into a $3,200,000 asset-based financing agreement with Meridian Commercial Healthcare Finance LLC (“Meridian”). The term of the agreement expires on May 12, 2006, unless earlier terminated as provided in the financing agreement. Amounts available to the Company under the financing agreement are limited to approximately 80% of qualified accounts receivable, which will be less than the balance of accounts receivable as reflected on the Company’s balance sheet. As part of the financing agreement, the Company has granted to Meridian a security interest in certain of its assets, including the Company’s accounts receivable, but not including the Company’s ownership of limited liability companies and other joint venture entities. In connection with this transaction, the Company also agreed to issue Meridian warrants to purchase 10,000 shares of common stock at an exercise price of $0.20 per share, expiring in three years. The Company intends to use the proceeds of the financing for working capital and the acquisition of Positron Emission Tomography (“PET”) imaging centers.

ITEM 7. EXHIBITS

10.49	Notice and Acknowledgement of Assignment dated May 5, 2003 by and between FINOVA Capital Corporation, the Company, Ascendiant PET Partners-I, LLC (“Ascendiant”), and Paul J. Crowe

10.50	Equipment Lease Modification Agreement dated May 2, 2003 between Ascendiant and the Company

10.51	Modification Agreement (Security Agreement) dated May 2, 2003 between Ascendiant and the Company

10.52	Purchase and Security Agreement dated as of May 12, 2003 between Meridian Commercial Healthcare Finance, LLC (“Meridian”) and the Company

10.53	Form of Ascendiant Warrant Agreement dated May 12, 2003

10.54	Form of Meridian Warrant Agreement dated May 12, 2003

99.1

Press release dated May 14, 2003 regarding the asset-based financing facility with Meridian Commercial Healthcare Finance LLC and the refinancing of certain equipment leases with Ascendiant Capital Group, LLC and its affiliate, Ascendiant PET Partners-I, LLC.

ITEM 9. REGULATION FD DISCLOSURE

In accordance with SEC Release No. 33-8216, the following information, intended to be furnished under “Item 12. Results of Operations and Financial Condition,” is instead furnished under this “Item 9. Regulation FD Disclosure.”

On May 14, 2003, Molecular Imaging Corporation issued a press release regarding the asset-based financing facility with Meridian Commercial Healthcare Finance LLC and the refinancing of certain equipment leases with

Ascendiant Capital Group, LLC and its affiliate, Ascendiant PET Partners-I, LLC. A copy of the press release is furnished herewith as Exhibit 99.1. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein and herein shall be deemed furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under that section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: May 15, 2003	By:	/s/ THOMAS H. INSLEY
Chief Financial Officer